Press Release

HUMANA TRANS SERVICES HOLDING CORP. TO SELL OPERATIONS TO PROVO INTERNATIONAL

Monday August 16, 2004

HANOVER, Md., August 16, 2004 -- Humana Trans Services Holding Corporation (OTCBB: HTSC.OB - News) (http://www.humanaservices.com), announced that it has signed a letter of intent, dated July , 2004 with Provo International, Inc. (formerly Frontline Communications Corp., AMEX: "FNT") whereby Provo will acquire all of Humana's operations in an all-stock transaction, with a majority ownership of the combined entity remaining with the existing Provo shareholders. Pursuant to the terms of the transaction, Provo will pay two (2) shares of its common stock for each three (3) shares of Humana owned by the shareholder on the record date. Based on the current issued and outstanding shares of common stock of Humana, Provo will issue approximately 7,200,000 shares of common stock to the Humana shareholders. The closing is to take place, pursuant to the Letter of Intent on or before September 15, 2004. After the closing of the Provo transaction, Ronald Shapss, currently Chairman of Humana will be named Chairman, President and COO of Provo.

Humana Chairman Ronald Shapss stated. "We have been working with Provo's payroll card division for the past several months and view this as a meaningful transaction that will add value to Provo as well as to Humana's client base. There is a lot of synergy between the companies and we look forward to enhancing the growth of Provo's business."

Humana also announces that the Letter of Intent with Emcore Professional Employers, Inc., entered into April 7, 2004, has been terminated, with the agreement of both parties. Humana was unable to complete proper due diligence, through no fault of either party, and in light of the opportunity with Provo, was willing to terminate the Letter of Intent with Emcore.

About Humana Trans Services Holding Corporation
Established in 2001, Humana is a fully reporting, publicly traded company listed currently on the over-the-counter (OTC) market under the symbol "HTSC". The company is primarily engaged in employee leasing and recruitment services in five states and maintains its corporate offices in Hanover, MD, with operations in the Northeast and Florida. HTSC currently provides human resource (HR) outsourcing principally to the transportation industry and to leading Fortune 500 companies including Cardinal Health, Penske Logistics and Royal Ahold.

ABOUT PROVO INTERNATIONAL INC.
Founded in 1995 as Frontline Communications Corporation and currently traded on the American Stock Exchange under the symbol FNT, Provo International Inc. is a provider of internet bandwidth services and award winning Ecommerce, programming and website development, design and hosting services through its PlanetMedia group, www.pnetmedia.com. In addition, the company is currently launching its Provo Paycard and other payroll disbursement products and services.


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The statements  which are not historical  facts  contained in this press release are forward looking statements that involve certain known and unknown risks and uncertainties, including but not limited to, changes in the market for Internet
or  distribution  services,   regulatory  and  technological  changes,  economic
factors, increased competition, foreign currency devaluation, foreign market risk, and the nature of supplier of customer arrangements which become available to the Company in the future. The Company's actual results may differ materially from the results discussed in or implied by any forward-looking statement. The words "intend," "expect," "should," "project," and "anticipate," and similar expressions identify forward looking statements. Readers are cautioned not to place undue reliance on these forward looking statements which speak only as of the date they were made.